UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 29, 2018

Carolina Trust BancShares, Inc.
(Exact Name of Registrant as Specified in Charter)

North Carolina	000-55683	81-2019652
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 East Main Street, Lincolnton, North Carolina	28092
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (704) 735-1104

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On March 29, 2018, Carolina Trust BancShares, Inc. (the “Company”), entered into a Term Loan Agreement and a Security Agreement with, and executed and delivered a Promissory Note to, Community Bankers’ Bank, Midlothian, Virginia (the “Lender”). These documents provide for a $3 million secured term loan to the Company. The term loan accrues interest at the Wall Street Journal prime rate, which was 4.75% on the Promissory Note date, with a maximum rate of 18.0%. The Company will make 12 interest payments beginning on April 29, 2018, and on the 29th day of each month thereafter. Beginning on April 29, 2019, and on the 29th day of each month thereafter, the Company will make 84 payments of principal and interest of the lesser of $41,798.65, or accrued interest and so much of the $3,000,000 Promissory Note amount as has been advanced. Changes to the scheduled payments will be made to reflect changes, if any, in the interest rate. There is no penalty for voluntary prepayment of the Promissory Note.

Pursuant to the terms of the Security Agreement, the Company has pledged and granted to the Lender a first priority security interest in 100% of the outstanding shares of common stock of the Company’s wholly owned subsidiary, Carolina Trust Bank, for the purpose of securing the Company’s obligations to the Lender under the Term Loan Agreement and Promissory Note.

The Term Loan Agreement, Security Agreement, and Promissory Note contain certain customary representations, warranties, covenants, and events of default. In the event of a default by the Company, the Lender may declare the entire amount owed under the Promissory Note immediately due and payable, enforce any and all remedies available under the documents executed in connection with the term loan, and exercise all other rights available under law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAROLINA TRUST BANCSHARES, INC.

Date: April 3, 2018	By:	/s/ Edwin E. Laws
Edwin E. Laws
Executive Vice President and Chief Financial Officer